                                 [ ]SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                    of 1934

Filed by the Registrant                            [X]

Filed by a Party other than the Registrant         [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Laser Power Corporation
        ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


        ------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1. Title of each class of securities to which transaction applies:

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     3.  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     1. Amount Previously Paid:

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     4. Date Filed:

                             LASER POWER CORPORATION
                             12777 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON FEBRUARY 5, 1999


TO THE STOCKHOLDERS OF LASER POWER CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Laser Power Corporation, a Delaware corporation (the "Company"), will be held on Friday, February 5, 1999 at 6:00 p.m. local time at the Company's offices located at 12777 High Bluff Drive, San Diego, California for the following purposes:

     1. To elect directors to hold office until the 2000 Annual Meeting of Stockholders.

     2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending September 30, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on December 7, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors

                                        /s/ PAUL P. WICKMAN, JR.

                                        Paul P. Wickman, Jr.
                                        Secretary

San Diego, California
January 8, 1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             LASER POWER CORPORATION
                             12777 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 5, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Laser Power Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, February 5, 1999, at 6:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 12777 High Bluff Drive, San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 8, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on December 7, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 7, 1998, the Company had outstanding and entitled to vote 8,398,455 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 12777 High Bluff Drive, San Diego, California 92130, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than October 9, 1999 in order to be included in the proxy statement and proxy relating to that annual meeting. Stockholders who wish to submit proposals to be presented at an annual meeting are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

     Unless a stockholder who wishes to bring a matter that will not be included in the proxy statement before the stockholders at the Company's 2000 Annual Meeting notifies the Company of such matter prior to November 17, 1999, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     There are seven nominees for the seven Board positions currently authorized pursuant to the Company's Certificate of Incorporation and Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all such directors having been elected by the stockholders, except Mr. Sharman and Mr. Perkins who were elected by the Board pursuant to the Company's Bylaws to fill vacancies on the Board.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The seven candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.


                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

NAME                          AGE        POSITION
----                          ---        --------
Robert G. Klimasewski         54         Chairman of the Board

Dick Sharman                  64         Chief Executive Officer and Director

William G. Fredrick           57         Director

Richard C. Laird              51         Director

Robert P. Perkins             46         Director

John C. Stiska                55         Director

Douglas H. Tanimoto, Ph.D.    57         President, Research Division and Director



                                       2.

     ROBERT G. KLIMASEWSKI has served as a director of the Company since 1980 and as Chairman of the Board of Directors of the Company since December 1998. Mr. Klimasewski has served as the Chairman of the Board, President and Chief Executive Officer of Transmation, Inc., an electronic instrumentation manufacturer, since 1994 and as Vice Chairman of Burleigh Instruments, Inc., a scientific instrument and laser manufacturer, since 1972.

     DICK SHARMAN has served as a director of the Company since February 1998 and as Chief Executive Officer of the Company since December 1998. Mr. Sharman was Chairman of the Board, President and Chief Executive Officer of EMI Acquisition Corp. ("EMI") from 1993 until February 1998 and Chairman of the Board of Exotic Materials, Inc. ("Exotic"), a wholly owned subsidiary of EMI, from 1988 until February 1998. From 1988 until June 1996 and from June 1997 until November 1997, Mr. Sharman also served as President and Chief Executive Officer of Exotic.

     WILLIAM G. FREDRICK has served as a director of the Company since 1980. Mr. Fredrick has served as president of Laser Mechanisms, Inc. ("LMI"), a laser device and accessory manufacturer, since 1980, and Oxid Corporation, a laser device and accessory manufacturer, since 1986.

     RICHARD C. LAIRD has served as a director of the Company since 1987. Mr. Laird joined Union Miniere Inc., a producer of cobalt powder and sales organization for metals refined by related companies in Europe, in 1980 and currently serves as Executive Vice President and director of Union Miniere, Inc.

     ROBERT P. PERKINS has served as a director of the Company since February 1998. Mr. Perkins has been a private investor and self-employed business consultant since 1991. From 1991 to February 1998, Mr. Perkins served as a director of Exotic. From June 1993 until February 1998, Mr. Perkins also served as a director of EMI and Vice President and Chief Financial Officer of both EMI and Exotic.

     JOHN C. STISKA has served as a director of the Company since 1987. He is Chairman of Commercial Bridge Capital, LLC, a secured bridge loan fund in formation, and is Of Counsel to the law firm of Latham & Watkins. From February 1996 until February 1998, Mr. Stiska was a Corporate Senior Vice President and General Manager of the Technology Applications Division of QUALCOMM Incorporated, a wireless communications company. From 1990 to January 1996, Mr. Stiska served as President and Chief Executive Officer of Triton Group Ltd., an operating-holding company that emerged in 1993 from the Chapter 11 bankruptcy proceedings of Triton Group Ltd. and Intermark, Inc. Mr. Stiska is a director of Jaymark, Inc., First World Communications, Inc. and Eaton Vorad, Inc.

     DOUGLAS H. TANIMOTO, PH.D., has served as President of the Research Division since 1988 and has served as a director of the Company since 1984.


BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Committee on Directors.

     The Audit Committee currently consists of Messrs. Laird, Olson and Stiska. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions. The Audit Committee met two times during the fiscal year ended September 30, 1998.

     The Compensation Committee currently consists of Messrs. Fredrick, Olson and Stiska. The Compensation Committee makes recommendations regarding the Company's 1997 Equity Incentive Plan and Employee Stock Purchase Plan as well as decisions concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee met two times during the fiscal year ended September 30, 1998.



                                       3.

     In 1998, the Company formed the Committee on Directors, which currently consists of Messrs. Sharman, Olson and Klimasewski. The Committee on Directors makes recommendations on characteristics, skills and functional needs required of directors, nominates directors and reviews the performance of directors.

     During the fiscal year ended September 30, 1998, the Board of Directors held seven meetings, and each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, which were held during the period for which he was a director or committee member, respectively.

     Mr. Olson has resigned from the Board of Directors and each Committee of the Board on which he serves effective as of the Annual Meeting. The board intends to reconstitute each of the Committees following the Annual Meeting.


                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 1989. The Company expects representatives of Ernst & Young LLP to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.


                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.



                                       4.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     As consideration for service on the Company's Board of Directors, non-employee directors receive $4,000 per year. In addition, non-employee directors receive a $1,000 fee for their attendance at each Board meeting and a $500 fee for their attendance at each committee meeting and are reimbursed for reasonable out-of-pocket expenses in connection with attendance at Board and committee meetings. In fiscal 1998, the total compensation paid to non-employee directors was $51,000.

     During fiscal 1998, the Company granted options covering 25,000 shares to the following non-employee directors: William G. Frederick, Jr., 5,000 shares; Robert G. Klimasewski, 5,000 shares; Kenneth E. Olson, 5,000 shares; Richard C. Laird, 5,000 shares; and John C. Stiska, 5,000 shares. All such options are exercisable within 60 days of December 5, 1998 at an exercise price per share of $4.94. No options granted by the Company to its non-employee directors were exercised in fiscal 1998.

     In fiscal 1998, the Company paid Mr. Perkins and Mr. Sharman $20,000 and $130,000, respectively, as employees of EMI, the Company's wholly owned subsidiary.



                                       5.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth for the fiscal years ended September 30, 1998 and August 31, 1997 and 1996 compensation awarded or paid to, or earned by, the Company's former Chief Executive Officer, the four highest compensated executive officers of the Company who earned more than $100,000 in the fiscal year ended September 30, 1998 and one former executive officer (Mr. Scherer) who was not serving as an executive officer at the end of fiscal 1998 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                               ANNUAL COMPENSATION         COMPENSATION
                            ----------------------------   ------------
                                                            SECURITIES
   NAME AND PRINCIPAL                                       UNDERLYING          ALL OTHER
        POSITION            YEAR    SALARY(1)     BONUS      OPTIONS         COMPENSATION(2)
-------------------------   ----    --------     -------    ----------       ---------------
Glenn H. Sherman, Ph.D. .   1998    $195,865          --           --             $34,715
  Former Chairman of the    1997    $184,771     $23,500       26,666             $22,036
  Board and Chief           1996    $170,600     $25,000       10,000             $25,600
  Executive Officer(3)

Douglas H. Tanimoto,        1998    $150,961          --           --             $26,279
  Ph.D. .................   1997    $149,904     $14,000           --             $19,208
  President, Research       1996    $145,500     $14,500        6,666             $19,800
  Division and Director

Dean T. Hodges, Ph.D. ...   1998    $147,019          --           --             $20,946
  President, Microlasers    1997    $144,904     $10,000           --             $11,728
  Division                  1996    $140,500     $24,000        6,666             $15,200

Richard P. Scherer.......   1998    $ 65,002(4)       --           --             $79,504
  Former President,         1997    $147,164     $15,000           --             $ 8,820
  Optics Division           1996    $139,000     $18,000        6,666             $12,300

Thomas Brawley...........   1998    $149,004          --           --             $ 4,973
  President and Chief       1997          --          --           --                  --
  Executive Officer,        1996          --          --           --                  --
  Exotic Materials,
  Inc.; President,
  Precision Optics Group

Paul P. Wickman, Jr. ....   1998    $129,712          --       25,000             $19,460
  Senior Vice President     1997    $119,808     $15,000       26,666             $11,585
  and Chief Financial       1996    $110,400     $16,000        6,666             $13,900
  Officer

----------
(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers, which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers, which do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus disclosed in this table.

(2) Includes premium payments made by the Company for split dollar life insurance policies that are owned by the Named Executive Officers. The policy owners have assigned to the Company the proceeds from termination of the policies or from payment of death benefits in an amount equal to the lesser of the cash surrender value or the cumulative payments made by the Company on their behalf. The insurance premium payments for Messrs. Sherman, Tanimoto, Hodges, Scherer and Wickman amounted to (i) in fiscal 1996 $23,400, $17,400, $14,800, $12,300 and $11,600, respectively, (ii) in fiscal
    1997 $22,036, $15,521, $9,903, $8,820 and $7,954, respectively and (iii) in fiscal 1998 $29,691, $21,191, $18,146, $3,254 and $14,765, respectively.
    Also includes 401(k) Plan employer matching contributions for Messrs. Sherman, Tanimoto, Hodges, Scherer and Wickman



                                       6.

    of (i) in fiscal 1996, $2,304 $2,530, $425, $0 and $2,504, respectively,
    (ii) in fiscal 1997 $3,836, $3,687, $1,825, $0 and $3,631, respectively and
    (iii) in fiscal 1998 $5,024, $5,088, $2,800, $0 and $4,695, respectively.
    Includes a payment of $4,973 to Mr. Brawley for a 401(k) Plan employer matching contribution. Also includes a payment of $76,250 made to Mr. Scherer in connection with Mr. Scherer's separation with the Company.

(3) Dr. Sherman resigned as Chief Executive Officer, Chairman of the Board of Directors and director of the Company on December 4, 1998.

(4) Mr. Scherer would have made $152,500 in salary had he remained with the Company for the entire fiscal year.


                        STOCK OPTION GRANTS AND EXERCISES

     The Company currently grants options to its executive officers under the 1997 Plan. As of December 1, 1998, 660,310 shares remained available for grant thereunder to all employees of the Company, including executive officers. On occasion, the Company may also grant options to its executive officers outside of its stock option plans. As of December 1, 1998, options to purchase 126,143 shares were outstanding and held by executive officers of the Company outside of the Company's stock option plans.


                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended September 30, 1998 to each of the Named Executive Officers:


                                        INDIVIDUAL GRANTS                           POTENTIAL
                          -------------------------------------------------     REALIZABLE VALUE
                                       PERCENTAGE                               AT ASSUMED ANNUAL
                                        OF TOTAL                              RATES OF STOCK PRICE
                          NUMBER OF     OPTIONS                                   APPRECIATION
                          SECURITIES   GRANTED TO                              FOR OPTION TERM(3)
                          UNDERLYING   EMPLOYEES     EXERCISE                  -------------------
                           OPTIONS     IN FISCAL       PRICE    EXPIRATION
NAME                      GRANTED(1)   YEAR(%)(2)    ($/SHARE)     DATE          5%           10%
----                      ----------   ----------    ---------  ----------     ------       ------
Glenn H. Sherman, Ph.D.          --         --           --             --        --          --

Douglas H. Tanimoto,
  Ph.D. ................         --         --           --             --        --          --

Dean T. Hodges, Ph.D. ..         --         --           --             --        --          --

Richard P. Scherer......         --         --           --             --        --          --

Thomas J. Brawley.......    275,000       60.6%       $3.25        06/06/08    $563,063  $1,421,063

Paul P. Wickman, Jr. ...     25,000        5.5%       $7.00        12/08/07    $110,250  $  278,250

----------
(1) Options granted under the 1997 Plan generally become exercisable over a 4-year period with 25% vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. The options will fully vest upon a change of control, as defined in the Company's option plans, unless the acquiring company assumes the options or substitutes similar options. The term of the options is ten years.

(2) Based on options to purchase 453,800 shares granted to employees in fiscal 1998, including to the Named Executive Officers.

(3) The potential realizable value, or gain, is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the




                                       7.

    Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                        AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended September 30, 1998 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of September 30, 1998:


                                                            NUMBER OF
                                                      SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                             SHARES                    SEPTEMBER 30, 1998(2)         SEPTEMBER 30, 1998(3)
                          ACQUIRED ON    VALUE        --------------------------------------------------------
NAME                        EXERCISE   REALIZED(1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
----                      -----------  -----------   -----------  -------------  -----------    -------------
Glenn H. Sherman, Ph.D. .         --          --        77,999       25,333           $ 0              $ 0

Douglas H. Tanimoto, Ph.D.        --          --       204,000        2,666           $ 0              $ 0

Dean T. Hodges, Ph.D. ...         --          --       164,000       42,666           $ 0              $ 0

Richard P. Scherer......     200,000     $400,000           --           --            --               --

Thomas J. Brawley.......          --          --            --      275,000            --              $ 0

Paul P. Wickman, Jr. ...          --          --        62,665       62,332           $ 0              $ 0

----------------------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) without taking into account any taxes that may be payable in connection with the transaction.

(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(3) Based on the fair market value of the Common Stock as of September 30, 1998. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.


                              EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with the following executive officers: (1) Dean T. Hodges, Ph.D., President, Microlasers Division,
(2) Douglas H. Tanimoto, Ph.D., President, Research Division and (3) Paul P. Wickman, Jr., Senior Vice President and Chief Financial Officer. Pursuant to such employment agreements, Messrs. Hodges, Tanimoto, and Wickman are to receive annual salaries of $145,000, $150,000 and $120,000, respectively, subject to adjustment in the discretion of the Board of Directors. Annual bonuses are determined by the Board of Directors. The term of each employment agreement is three years and may be extended by mutual written consent of the parties. Each employment agreement also provides that if employment is terminated for cause or the employee voluntarily resigns, the employee shall receive only the salary payments earned prior to the date of termination. If employment is terminated without cause, the employee will receive consulting fees equal to his base salary times the number of months equal to the number of years he would have been employed at the next anniversary date of his employment. As consideration for the consulting fees, the employee will provide consulting services on an as needed basis. In addition, during the term of employment, and for as long as the employee is receiving consulting fees, the employee will not, subject to certain limitations, compete with the Company.



                                       8.

     The Company has entered into a Separation Agreement with Dr. Sherman pursuant to which Dr. Sherman shall receive $16,667 per month and certain other benefits until December 4, 2000 for his services to the Company as a consultant. In the event the Company materially breaches this Separation Agreement, Dr. Sherman is entitled to accelerate the payments of all amounts to be paid to him pursuant to the Separation Agreement.

     Exotic entered into an agreement with Dick Sharman pursuant to which Mr. Sharman continues to provide consulting services to Exotic and the Company related to the integration of the operations of the two companies. The term of the agreement expires on the date which Mr. Sharman reaches the age of 65, unless earlier terminated pursuant to its provisions. Pursuant to the agreement, Mr. Sharman is paid a salary of $199,200 per annum, subject to adjustment. The agreement can be terminated earlier by Exotic under certain conditions.

     Exotic has also entered into an employment agreement with Thomas Brawley, pursuant to which Mr. Brawley is employed as the President and Chief Executive Officer of Exotic. The agreement is without any definite term, and can be terminated at any time by either party, with or without cause. The agreement provides for a salary of $165,000 per annum, subject to adjustments, plus certain other benefits. If Exotic terminates Mr. Brawley without cause, on or before the first anniversary of the Agreement, Mr. Brawley shall be entitled to an amount equal to three times his monthly salary at the time of termination; if Exotic terminates Mr. Brawley without cause after the first anniversary of the agreement, Mr. Brawley shall be entitled to an amount equal to six times his monthly salary at the time of termination.


                        REPORT OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Company's executive compensation program is administered by the Board of Directors and the Compensation Committee of the Board of Directors. The Compensation Committee is appointed by the Board and is comprised of three non-employee directors.


OVERALL COMPENSATION POLICY

     The Board believes that for the Company to succeed it must be able to attract and retain qualified executives. The objectives of the Board in determining the type and amount of executive officer compensation are to provide a compensation package consisting of a base salary, bonus, and long term incentives in the form of stock options that allows the Company to attract and retain talented executive officers and to align their interests with those of stockholders.


BASE SALARY

     During fiscal 1998, the base salaries for the executive officers were intended to be competitive with salaries of similar executive positions in comparable companies in the Company's industry. Annual adjustments in base salaries are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part the prior year's business and individual performance achievements. The Chief Executive Officer's base salary for fiscal 1998 was determined in this manner to be $195,865. See "Summary Compensation Table."

BONUS

        Annual incentive bonuses are intended to reflect the Board's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. Accordingly, the executive officers of the Company, including the Chief


------------
(1) The material in this report and under the caption "Performance Measurement Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.



                                       9.

 Executive Officer, participate in an annual executive incentive bonus plan ("Incentive Plan") which provides for cash bonuses based upon the Company's overall financial performance and the achievement of certain specified levels of profitability and certain other financial and non-financial objectives and milestones for the fiscal year. Awards are made by the Board upon receiving the Compensation Committee's recommendations. The Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with the Company's annual operating plan. Upon the achievement of various increasing levels of profitability above the minimum target level and based on the timing and the degree to which certain other financial and non-financial objectives and milestones are met or exceeded, the Compensation Committee may choose to increase bonuses accrued to the Incentive Plan. The purpose of the Incentive Plan is to reward and reinforce executive management's commitment to achieve levels of profitability and return consistent with increasing stockholder value. Cash bonuses earned under the Incentive Plan are paid each year upon completion of the Company's annual audit of the results of operations for the previous fiscal year by the Company's independent auditors. No cash bonuses were awarded to the Company's executive officers for fiscal 1998.


LONG TERM INCENTIVES

     The final portion of the executive officers' compensation during fiscal 1998 consisted of stock options as listed in this Proxy Statement in the table entitled "Option Grants in Last Fiscal Year". It is this award that the Company has utilized to provide long term incentives.


CHIEF EXECUTIVE OFFICER COMPENSATION

     Dr. Glenn H. Sherman served as the Company's Chief Executive Officer for all of fiscal 1998. During fiscal 1998, the Company's Chief Executive Officer was eligible to participate in the same executive compensation plans as were available to other executive officers of the Company, including the Incentive Plan and the 1997 Plan. Based on the performance of the Company in fiscal 1997 and the Board's assessment of Dr. Sherman's ongoing personal performance in the position of Chief Executive Officer, Dr. Sherman received a salary increase during fiscal 1998. Among the factors considered by the Board in its consideration of Dr. Sherman's performance were progress in the development of the Company's technologies and product lines, the successful completion of the Company's initial public offering and the further strengthening of the Company's infrastructure.

     On December 4, 1998, Dr. Sherman tendered his resignation as Chief Executive Officer, Chairman of the Board, director and all other positions he held with the Company or any of its subsidiaries. The Company has entered into a Separation Agreement with Dr. Sherman pursuant to which Dr. Sherman shall receive $16,667 per month and certain other benefits until December 4, 2000 for his services to the Company as a consultant. In the event the Company materially breaches this Separation Agreement, Dr. Sherman is entitled to accelerate the payments of all amounts to be paid to him pursuant to the Separation Agreement. The Board has elected Dick Sharman to succeed Dr. Sherman as the Company's Chief Executive Officer and Robert Klimasewski to succeed Dr. Sherman as Chairman of the Company's Board of Directors.



                                      10.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. At this time, the amount of compensation (as defined for Code
Section 162(m) purposes) paid to the Company's executive officers does not exceed the $1 million pay limit and will most likely not be affected by the statute and regulations in the near future. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Compensation Committee has determined that stock options granted under the 1997 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant will be treated as "performance-based compensation."

                                        The Board of Directors:

                                        Robert G. Klimasewski
                                        Dick Sharman
                                        Douglas H. Tanimoto
                                        William G. Fredrick
                                        Richard C. Laird
                                        Kenneth E. Olson
                                        John C. Stiska
                                        Robert Perkins


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Company's Compensation Committee consists of Messrs. Fredrick, Olson and Stiska. No member of the Compensation Committee has at any time been an officer or employee of the Company. LMI, a company of which Mr. Fredrick is a director and officer, has engaged in certain transactions with the Company. The Company purchases a number of products for resale from LMI. In addition, LMI purchases laser optics from the Company. LMI's sales to Laser Power in fiscal 1998 were approximately $726,000. The Company's sales to LMI in fiscal 1998 were approximately $237,000. The Company believes that such transactions between the Company and LMI are on terms as favorable to the Company as such terms would have been if negotiated between the Company and unaffiliated persons.



                                      11.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of December 5, 1998 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) the Named Executive Officers, (iii) each of the Company's directors, and (iv) all directors and executive officers as a group:


                                                             SHARES BENEFICIALLY
                                                                  OWNED(1)
                                                             -------------------
                                                                  NUMBER OF          PERCENT OF
     DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                       SHARES              TOTAL
---------------------------------------------------          -------------------     ----------
Proxima Corporation.................................             1,276,585               15.2%
  9440 Carroll Park
  San Diego, CA  92121-2298

Richard C. Laird(2).................................               924,178               10.5

Union Miniere Inc.(3)...............................               914,713               10.4
  13847 West Virginia Dr.
  Lakewood, CO  80228

Glenn H. Sherman, Ph.D.(4)..........................               669,648                7.9
  1103 Luneta Drive
  Del Mar, CA 92014

Wellington Capital Management.......................               437,000                5.2
  75 State Street
  Boston, MA  02109

Dick Sharman........................................               391,805                4.7

William G. Fredrick, Jr.(5).........................               370,422                4.4

Douglas H. Tanimoto, Ph.D.(6).......................               286,600                3.3

Robert P. Perkins...................................               206,062                2.5

Richard P. Scherer..................................               200,000                2.4

Dean T. Hodges, Ph.D.(7)............................               163,999                1.9

John C. Stiska (8)..................................               157,564                1.9

Paul P. Wickman, Jr.(9).............................                79,396                *

Robert G. Klimasewski(10)...........................                74,491                *

Kenneth E. Olson(11)................................                30,798                *

Thomas J. Brawley...................................                    --               --

All directors and officers as a group (11 persons)(12)           2,685,315               28.6%

----------
 *   Less than one percent.

(1) This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownership are based on 8,398,455 shares of Common Stock outstanding on December 5, 1998, adjusted as required by rules promulgated by the SEC.



                                      12.

(2) Includes 5,000 shares subject to warrants exercisable within 60 days of December 5, 1998. Includes 914,713 shares beneficially owned by Union Miniere Inc., of which Mr. Laird is Executive Vice President and a director.

(3) Includes 358,918 shares issuable upon conversion of debentures and 70,000 shares subject to warrants exercisable within 60 days of December 5, 1998. Union Miniere, s.a., a Belgian public company, owns approximately 75% of the shares of Union Miniere Inc. Sogem, s.a., owns the remaining shares of Union Miniere Inc. Union Miniere, s.a. owns virtually all the shares of Sogem, s.a.

(4) Includes 82 shares held by Inamaria Sherman, Dr. Sherman's wife, 1,333 shares held by Martina Sherman, Dr. Sherman's daughter, 103,332 shares subject to options exercisable within 60 days of December 5, 1998. Excludes 150 shares held by Mrs. Sherman, for the benefit of Margoth Klein, Mrs. Sherman's mother.

(5) Includes 10,666 shares held of record by LMI of which Mr. Fredrick is the President, and 28,332 shares subject to warrants exercisable within 60 days of December 5, 1998.

(6) Includes 6,084 owned by Jani Cullinan, Dr. Tanimoto's daughter, 6084 owned by Craig Tanimoto, Dr. Tanimoto's son and 204,000 shares subject to options exercisable within 60 days of December 5, 1998.

(7) Includes 163,999 shares subject to options exercisable within 60 days of December 5, 1998.

(8) Includes 28,332 shares subject to warrants exercisable within 60 days of December 5, 1998.

(9) Includes 72,996 shares subject to options exercisable within 60 days of December 5, 1998.

(10) Includes 28,332 shares subject to warrants exercisable within 60 days of December 5, 1998.

(11) Includes 28,332 shares subject to warrants exercisable within 60 days of December 5, 1998.

(12) Includes 440,995 shares issuable upon exercise of options exercisable within 60 days of December 5, 1998 and 188,328 shares issuable upon exercise of warrants exercisable within 60 days of December 5, 1998. Also includes 485,795 shares and 358,918 shares issuable upon conversion of debentures held by Union Miniere Inc., a company of which Mr. Laird is the Executive Vice President and a director.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.



                                      13.

                      PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows a comparison of cumulative total returns for the Company, the SIC Code Index for companies listed with SIC Code 3827 "Optical Instruments and Lenses" and the Nasdaq Market Index for the period that commenced June 19, 1997 (the date on which the Company's Common Stock was first traded on the Nasdaq National Market) and ended on September 30, 1998. The graph assumes that all dividends have been reinvested.


                      COMPARISON OF CUMULATIVE TOTAL RETURN

                                PERFORMANCE GRAPH


                                6/19/97   9/30/97  12/31/97   3/31/97   6/30/98   9/30/98
                                -------   -------  --------   -------   -------   -------
LASER POWER CORP.                100       127.47    156.04     87.91     69.78     30.77
SIC CODE INDEX                   100       119.95     97.36     95.57      82.7     53.47
NASDAQ MARKET INDEX              100       116.59    109.24    128.03    131.34    118.37

                     ASSUMES $100 INVESTED ON JUNE 19, 1997

----------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                              CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

     The Company has entered into certain additional transactions with its directors and officers, as described under the caption "Executive Compensation."

     In September 1, 1991, the Company acquired substantially all of the assets of Burleigh Northwest Optical, Inc. In consideration for the assets acquired, the Company executed a secured promissory note in the amount of



                                      14.

$150,000 payable to Burleigh Instruments, Inc., an entity of which Robert G. Klimasewski is a director and 50% stockholder. The note bears interest at 8.25% per annum and is payable in 120 equal monthly installments. As of September 30, 1998, the outstanding balance on such note was approximately $75,000.

     In January 1994, the Company entered into a Cooperative Development and License Agreement with Proxima which provides Proxima with certain rights to display technology developed by the Company so long as Proxima continues to provide funding to the Company or aggressively markets products using such technology. Further, Proxima has a right of first refusal regarding other technologies developed by the Company relating to the video display market.

     LMI, a company of which Mr. Fredrick is a director and officer, has engaged in certain transactions with the Company, as described under the caption "Compensation Committee Interlocks and Insider Participation."


                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        /s/ PAUL P. WICKMAN, JR.

                                        Paul P. Wickman, Jr.
                                        Secretary


January 8, 1999

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: PAUL P. WICKMAN, JR., SECRETARY, LASER POWER CORPORATION, 12777 HIGH BLUFF DRIVE, SAN DIEGO, CALIFORNIA 92130.





                                      15.

                             LASER POWER CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 5, 1999

     The undersigned hereby appoints DICK SHARMAN and PAUL P. WICKMAN, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Laser Power Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Laser Power Corporation to be held at 12777 High Bluff Drive, San Diego, California, on Friday, February 5, 1999 at 6:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                               [SEE REVERSE SIDE]

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

PROPOSAL 1: To elect the following nominees as directors to hold office until the 2000 Annual Meeting of Stockholders.

Nominees: Robert G. Klimasewski, Dick Sharman, William G. Fredrick, Richard C.
          Laird, Robert P. Perkins, John C. Stiska and Douglas H. Tanimoto

          [ ] FOR ALL NOMINEES

          [ ] WITHHELD FROM ALL NOMINEES

          [ ] _______________________________________
                 For all nominees except as noted above


MANAGEMENT RECOMMENDS A VOTE FOR EACH NOMINEE LISTED ABOVE.

PROPOSAL 2: To ratify the selection of ERNST & YOUNG LLP as independent auditors of the Company for its fiscal year ending September 30, 1999.

                   FOR                AGAINST             ABSTAIN
                   [ ]                  [ ]                 [ ]


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


SIGNATURE(S)____________________________________________ DATED__________________

            ____________________________________________ DATED__________________

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.